Exhibit 10.24
COMMERCIAL LEASE
This Commercial Lease (this “Lease”), dated February 24, 2006, by and between Hub Management as owner’s agent for Kamko I, LLC, a Limited Liability Company, (“Landlord”) and, Aetrium Incorporated, a Minnesota corporation (“Tenant”).
DEFINITIONS:
“Premises” – That certain real property located in the City of North St Paul, County of Ramsey, State of Minnesota, legally described on Exhibit A attached hereto and incorporated herein.
“Building” — That certain Building located on the Premises, containing approximately 44,800 square feet and commonly addressed as 2350 Helen Street, North St Paul, Minnesota, as shown on the site plan of the Premises attached hereto as Exhibit B.
In consideration for the Base Rent, Additional Rent and any additional compensation(s) outlined in this Lease, Landlord leases to Tenant the Premises under the following conditions:
1.0 TERM OF LEASE AND POSSESSION:
Landlord gives and Tenant takes possession of Premises for the term (the “Term”) of five years beginning February 15, 2006 (the “Commencement Date”) and ending February 28, 2011 (the “Expiration Date”), unless terminated earlier as conditioned.
Notwithstanding the earlier Commencement Date, Landlord will deliver possession of the Premises to Tenant in the condition required by this Lease on or before the Delivery Date (as hereinafter defined), but delivery of possession prior to or later than such Commencement Date will not affect the Expiration Date of this Lease. The Base Rent (as hereinafter defined) and Additional Rent (as hereinafter defined) will commence on the Commencement Date. Any occupancy by Tenant prior to the Commencement Date commences all mutual terms and obligations of this Lease. Landlord will have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Premises. If Premises are not ready for occupancy by Commencement Date and possession is delivered to Tenant later than Commencement Date, Base Rent and Additional Rent will begin on date of possession.
1.1. OPTION TO RENEW:
Provided (i) Tenant is not in default of any terms or conditions of this Lease, or would be in default with the passage of time, the giving of notice, or both, and (ii) Tenant has provided Landlord with written notice that Tenant is exercising its Option to Renew under Section 1.2 of this Lease at least 90 days but not more than 270 days prior to the Expiration Date, then

Tenant may extend the Term by five (5) years (the “Extension Term”) beginning immediately after the Expiration Date, upon the same terms and conditions of the Lease, except that:
(i)	the Term will be modified as stated above;

(ii)	the Option to Renew in this Article 1.2 will be deleted;

(iii)	The Base Rent for each year of the Extension Term will be at ninety-five percent (95%) of then Fair Rental Value (as hereinafter defined) for similarly situated property. “Fair Rental Value” means the annual rent that a willing tenant would pay, and a willing landlord would accept, in arms-length, bona fide negotiations, if the Premises were leased to a single tenant for 5 years under a lease pursuant to which such tenant would not receive (and, accordingly, the rental rate that otherwise would be agreed to will be reduced to reflect the fact that Tenant will not receive) any rental concession, such as rental abatements or “free rent” periods or rental assumption, inducements or any leasehold improvement allowance, and otherwise taking into account any other pertinent factors, including, but not limited to, the net effective annual rates per square foot for office leases recently or then being entered into in suburban Minneapolis and St. Paul, Minnesota (“Comparable Rates “). In determining the Fair Rental Value and using Comparable Rates in connection with such determination, the following factors (and any other factors then known to be pertinent) will be considered: the size of the Premises; the length of the term; use; quality of services provided; location and/or floor level; existing leasehold improvements; leasehold improvements to be provided by Landlord, whether directly or by allowance; the quality, age and location of the Building; financial strength of the applicable tenant; rental concessions (such as rental abatements or “free rent” periods and rent assumptions); inducements (such as signing bonuses, equity participation, tax benefits, or other participation in ownership); the respective obligations of the Landlord and the tenant, the manner in which the rents are then subject to escalation and the time the particular rate under consideration became or will become effective.

The Fair Rental Value will be determined as follows: Within 10 days after Landlord receives notice from Tenant regarding Tenant’s election to exercise the Extension Option, Landlord will give notice to Tenant of its determination of the Fair Rental Value of the Premises for each year of the Extension Term, and Landlord’s determination will constitute the Fair Rental Value unless Tenant objects in writing within 10 days after Tenant’s receipt of Landlord’s determination. If Tenant so objects, and the parties are unable to agree upon the Fair Rental Value within 20 days after the Tenant’s objection, then by written notice to Landlord within 10 days thereafter Tenant may request determination of the Fair Rental Value under this Article. If Tenant does not give such notice requesting determination of Fair Rental Value using the appraisal process described below, Tenant’s exercise of the option will be deemed rescinded. If determination by the appraisal process is requested by Tenant, the Fair Rental Value will be determined by appraisal within 30 days after Tenant’s request by a board of appraisers consisting of three reputable real estate professionals experienced in the leasing of commercial office/industrial space (each an “Expert”). One Expert will be appointed by Tenant, and the second Expert will be appointed by Landlord. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 10 days after the appointment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided within 10 days after the appointment of the first Expert, then the third Expert or the second Expert, whose appointment was not made as provided above, may be appointed by any judge of the Ramsey County District Court. Any Expert appointed by a judge of the Ramsey County District Court will be a reputable real estate appraiser experienced in appraising the rental value of commercial office/industrial space, and will be a member of the American Institute of Real Estate Appraisers with the designation of “MAI.” If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the Fair Rental Value. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as “Sum A”). The lowest appraised value will be averaged with the middle value (that average being referred to as “Sum B”), and the Fair Rental Value will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 10% of the middle appraised value, then the Fair Rental Value will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 10% of the middle appraised value, then the Fair Rental Value will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 10% of the middle appraised value, then the Fair Rental Value will be equal to the middle appraised value. Written notice of the Fair Rental Value as duly determined in accordance with this Article will be promptly given to Landlord and Tenant and will be binding and conclusive on them. Each party will bear its own expenses in connection with the board proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the Fair Rental Value has not been determined at the time of the commencement of the Extension Option period, then the Fair Rental Value will be the amount set forth in Landlord’s determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be.
2.0 BASE RENT:
Tenant will pay to Landlord a monthly base rent (“Base Rent”) on the first day of each month during the Term of this Lease (provided that Base Rent for the first month will be prorated from and payable on the Commencement Date) as follows:
February 15- 2006 - February 28, 2007 — $23,333.00
March 1, 2007        - February 28, 2008- $23,800.00

March 1, 2008   -   February 28, 2009 — $24,276.00
March 1, 2009   -   February 28, 2010 — $24,762.00
March 1, 2010   -   February 28, 2011 — $25,256.00
3.0 ADDITIONAL RENT:
Tenant will reimburse to Landlord monthly, on the same day that Base Rent is due, throughout the Term of Lease and any extension of this Lease, the following additional rent (“Additional Rent”): any CAM (as defined in Article 3.1), Real Estate Taxes/Assessments (as defined in Article 3.2) and Utilities (as defined in Article 3.3) not paid directly by Tenant, and any Miscellaneous Charges or Reimbursements (as defined in Article 3.4).
3.1 COMMON AREA MAINTENANCE EXPENSES (CAM):
Common Area Maintenance (“CAM”) means Landlord’s operating expenses to operate, maintain and repair the Premises, including, but not be limited to maintenance, repair, replacement and care of all lighting, plumbing, roofs, parking surfaces, landscaped areas, signs, snow removal, non-structural repair and maintenance of the exterior of the Building, costs of equipment purchased and used for such purposes, cleaning and cleaning supplies for the common areas, insurance premiums, wages and fringe benefits of personnel employed for such work. Additionally, during the term of this Lease, any extension and/or renewal of this Lease, CAM expenses will include the annual cost or portion allocable to the Building of any capital improvements made to the Building by Landlord which result in a reduction of expenses or required under any governmental law or regulation that was not applicable at the time it was constructed. Landlord may elect to amortize such costs over a reasonable time period and at a reasonable rate of interest.
3.2 REAL ESTATE TAXES AND ASSESSMENTS:
Real Estate Taxes and Assessments means all real estate taxes, all assessments and any taxes in lieu thereof payable on each calendar year, which may be levied upon or assessed against the Building. Real Estate Taxes and Assessments due during the term of this Lease will be paid by Landlord when due and payable to the assessing authority. Landlord will bill Tenant on the monthly rental invoice and provide a copy of the Real Estate Tax bill for Real Estate Taxes and Assessments when due. Real Estate Taxes and Assessments due during the calendar year of the date of expiration of this Lease will be prorated on a calendar year basis to the date of expiration, and Tenant will pay any unpaid portion of such prorated amount to Landlord. In the event the taxing authorities additionally include in such real estate and assessments the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant will pay all the taxes attributable to such items. Landlord will furnish a copy of the real estate tax statement to Tenant.

3.3 UTILITIES
Landlord will provide mains and conduits to supply water, gas, electricity and sanitary sewage to the Building. Tenant will pay, when due, all charges for sewer and water usage, garbage/refuse disposal/removal and recycling, electricity, gas and other fuels, telephone/communication services and/or other utility services or energy source furnished to the Premises during the term of this Lease, or any extension and/or renewal of this Lease. Landlord, at its election, may invoice for reimbursement(s) of any Utility usage not paid directly by Tenant.
3.4 MISCELLANEOUS CHARGES AND REIMBURSEMENTS
Miscellaneous Charges and Reimbursements includes, without limitation, service requests facilitated by Landlord at the direction of Tenant, notes due Landlord and any other miscellaneous charge due Landlord.
4.0 COVENANT TO PAY RENT:
The covenants of Tenant to pay the Base Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease. All rents are due and payable as invoiced on the first of the each month during the Term of Lease and any extensions of the Lease to Landlord at:
Hub Management Company Inc
3050 Echo Lake Avenue
Mahtomedi, MN 55118
or such other address as Landlord designates to Tenant in writing. Each monthly installment of Base Rent and Additional Rent will be paid without advance notice, demand, offset, or deduction.
5.0 OVERDUE PAYMENTS:
All Base Rent and Additional Rent under this Lease and the Extension Term (if applicable) will be due on the first of each calendar month, unless otherwise specified. Service charges will be imposed after the tenth of each calendar month in the amount five percent (5%) of the outstanding balance due.
6.0 USE:
The Premises will be used and occupied by Tenant solely for office and light manufacturing purposes and Tenant agrees that such use will be in compliance with all applicable laws, ordinances and governmental regulations affecting the Building and Premises. Tenant will immediately discontinue any use of the Premises which is not in compliance with any applicable laws, ordinances or governmental regulations. The Premises will not be used in such manner that, in accordance with any requirement of law or of any public authority, Landlord will be obliged on account of the purpose or manner of said use to make any addition or alteration to or in the Building. The Premises will not be used in any manner which will increase the rates required to be paid for public utility or for fire and extended coverage insurance covering the Building. Tenant will occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a way as is lawful, and reputable and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy or disturb any other tenant in the Building in its normal business operations or Landlord in its management of the Building. Tenant’s use of the Premises will conform to all the Landlord’s rules and regulations relating to the use of the Building. Outside storage of any type of equipment, property or materials owned or used on the Premises by Tenant or its customers and suppliers will not be permitted, unless otherwise stated.
7.0 CARE AND REPAIR OF PREMISES:
Tenant will, at all times throughout the Term of Lease and any extensions, and at its sole expense, keep and maintain the Premises in a clean, safe and sanitary condition and in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant’s obligations hereunder will include without limitation, the maintenance, repair, replacement, if necessary of all interior walls, partitions, doors and windows, all exterior entrances, windows, doors and docks, the replacement of all broken glass, of any fixture/equipment/component of heating, ventilation, air conditioning (“HVAC”) systems, all lighting systems, plumbing systems and electrical systems. In the event that an HVAC rooftop unit or ceiling hung unit heater requires replacement, the cost of such replacement will be shared between Landlord and Tenant, Tenant’s share to be based on a ratio of the time of occupancy to the nearest one-half year to the estimated useful life of the unit, unless caused by the misuse or neglect of Tenant. Such estimations are fifteen (15) years for a roof top unit and ten (10) years for a ceiling hung unit heater under normal conditions. With the exception of HVAC equipment, when used in this provision, the term “repairs” will include replacements, and all such repairs or replacements made by the Tenant will be of equal quality to the original equipment or work. Tenant will keep and maintain all portions of the Premises and the sidewalk, parking areas and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, regardless of any CAM performed by Landlord. Tenant will maintain a minimum temperature in the Premises of 40 degrees during the Lease Term.
If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice has been given Tenant, in accordance with Article 16.0 of this Lease, Landlord may make such repairs or replacements without liability to Landlord for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant will pay to Landlord all costs plus 15% for overhead incurred by Landlord in making such repairs or replacements.
Landlord will repair, at its expense, the structural portions of the Building, unless such repairs are required as a result of the acts of Tenant, its employs, agents, assigns or invitees, in which case the costs thereof will be borne by Tenant and payable by Tenant to Landlord.
8.0 HAZARDOUS MATERIALS:
Tenant will not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant will not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials includes those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency ever requires to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof will be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant will execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant will indemnify Landlord from any release of hazardous materials on the Premises occurring while Tenant is in possession or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants will survive the expiration or earlier termination of the lease term.
9.0 PUBLIC LIABILITY INSURANCE:
Tenant will during the term hereof keep in full force and effect at its own expense a policy or policies of public liability insurance with respect to the Premises and the business of Tenant, on terms and with companies approved in writing by Landlord, in which both Tenant and Landlord are covered by being named as insured parties under reasonable limits of liability not less than: $500,000 for injury/death to any one person; $1,000,000 for injury/death to more than one person, and $500,000 with respect to damage to property. Tenant will use its best efforts to cause such policy or policies to provide that thirty (30) days written notice be given to Landlord prior to cancellation thereof. Tenant will furnish evidence satisfactory to Landlord at the time this Lease is executed that such coverage is in full force and effect.
10.0 SIGNAGE AND DISPLAYS:
Upon occupancy, Tenant may install such building exterior signage and/or building monument signage as are approved by Landlord, which installation will be at Tenant’s sole cost and expense in compliance with city ordinances and building signage criteria. Any changes, modifications and/or maintenance of signage will be at Tenant’s sole cost and expense with approval of Landlord. Additional signage, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior of the Building, or visible from the exterior of the Premises, must be approved by Landlord at Tenant’s sole cost and expense. Said signs are to be maintained by Tenant at Tenant’s expense. Landlord may remove any unauthorized signs without any liability to Landlord and may charge the expense incurred by such removal to Tenant.
11.0 ALTERATIONS, INSTALLATION, FIXTURES:
Unless otherwise stated, Tenant will not make any alterations, additions or improvements in or to the Premises or add, disturb or in any way change any plumbing or wiring without the prior written consent of the Landlord which approval will not be unreasonably withheld. Notwithstanding the foregoing, Landlord agrees to consent to non-structural alterations or improvements costing less than One Thousand Five Hundred Dollars ($1,500.00) in the aggregate, so long as all costs are promptly paid by Tenant and Tenant obtains and provides Landlord with prior written notice and copies of any required approvals, licenses, or permits and Tenant indemnifies Landlord against any liens arising from such non-structural alteration or improvement. In the event alterations are required by any governmental agency by reason of the use and occupancy of the Premises by Tenant, Tenant will make such alterations at its own cost and expense after first obtaining Landlord’s written approval of plans and specifications and furnishing such indemnification as Landlord may reasonably require against liens, costs, damages and expenses arising out of such alterations. Tenant warrants to Landlord that all such alterations, additions, or improvements will be in strict compliance with all relevant laws, ordinances, governmental regulations and insurance requirements. Construction of such alterations or additions will commence only upon Tenant obtaining and exhibiting to Landlord the requisite approvals, licenses and permits and indemnification against liens. Unless otherwise agreed to, all alterations, installations, physical additions or improvements to the Premises made by Tenant will at once become the property of Landlord and will be surrendered to Landlord upon the termination of this Lease.
12.0 ACCESS TO PREMISES:
Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises at all times during usual business hours with reasonable advanced notice for the purpose of inspecting the same and making any necessary repairs to the Premises and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body or that Landlord may deem necessary to prevent waste or deterioration in connection with the Premises. Nothing herein will imply any duty upon the part of Landlord to do any such work which, under any provision of this Lease, Tenant is required to perform and the performance thereof by Landlord will not constitute a waiver of the Tenant’s default to perform the same. Landlord may, during the progress of any work in the Premises or Building, keep and store upon the Premises or Building all necessary materials, tools, and equipment. Landlord will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage of the Tenant, nor will Tenant’s lease obligations be affected by reason of making repairs or the performance of any work, including materials handling into or through the Premises or Building.
Landlord reserves the right to enter upon the Premises (a) at any time in the event of an emergency, and (b) at reasonable hours and with reasonable advanced notice to exhibit the Premises to prospective purchasers or others; and to exhibit the Premises to prospective tenants and to display “For Rent” or similar signs on windows or doors in the Premises during the last one hundred twenty (120) days of the term of this Lease, all without hindrance by Tenant.
13.0 REMOVAL OF FIXTURES:
Notwithstanding anything contained in Article 11.0, 17.0, or elsewhere in this Lease, if Landlord requests then Tenant will promptly remove at the sole cost and expense of Tenant all fixtures, equipment and alterations made by Tenant simultaneously with vacating the Premises and Tenant will promptly restore said Premises to the condition that existed immediately prior to said fixtures, equipment and alterations having been made all at the sole cost and expense of Tenant.
14.0 ASSIGNMENT OR SUBLETTING:
Tenant agrees to use and occupy the Premises throughout the entire term hereof for the purpose herein specified and for no other purposes, in the manner and to substantially the extent now intended, and not to transfer or assign this Lease or sublet said Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without obtaining the prior consent of Landlord in each instance. Except for an assignment to Tenant’s Affiliate (as hereinafter defined), Tenant must seek such consent of Landlord to any assignment or sublease of this Lease by a written request therefor, setting forth such information as Landlord may deem necessary. For the purposes of this Lease, “Tenant’s Affiliate” means a corporation then owned or controlled by Tenant with financial wherewithal and net worth acceptable in all respects to Landlord. Tenant agrees to provide Landlord with prior written notice, a copy of any proposed assignment documentation and any other information requested by Landlord regarding Tenant’s Affiliate prior to a transfer to Tenant’s Affiliate. Landlord agrees not to withhold consent unreasonably. Consent by Landlord to any assignment of this Lease or to any subletting of the Premises will not be a waiver of Landlord’s right under this Article as to any subsequent assignment or subletting. Landlord’s rights to assign this Lease are and will remain unqualified. No such assignment or subleasing will relieve the Tenant from any of Tenant’s obligations in this Lease contained, nor will any assignment or sublease or other transfer of this Lease be effective unless the assignee, subtenant or transferee at the time of such assignment, sublease or transfer, assumes in writing for the benefit of Landlord, its successors or assigns, all of the terms, covenants, and conditions of this Lease thereafter to be performed by Landlord and agrees in writing to be bound thereby. Should Tenant sublease in accordance with the terms of this Lease, fifty (50%) of any increase in rental received by Tenant over the per square foot rental rate which is being paid by Tenant will be forwarded to and retained by Landlord, which increase will be in addition to the Base Rent and Additional Rent due Landlord under this Lease.
15.0 SUCCESSORS AND ASSIGNS:
The terms, covenants and conditions hereof will be binding upon and inure to the successors and assigns of the parties hereto.
16.0 NOTICES:
Any notice required or permitted under this Lease will be deemed sufficiently given or secured if sent by registered or certified return receipt mail or national courier service to Tenant at 2350 Helen Street, North St. Paul, Minnesota 55109, and to Landlord at the address then fixed for the payment of rent as provided in Article 4.0 of this Lease and either party may by like written notice at any time designate a different address to which notices will subsequently be sent or rent to be paid.
17.0 SURRENDER:
On the Expiration Date or upon the termination hereof upon a day other than the Expiration Date, Tenant will peaceably surrender the Premises in good order, condition and repair (reasonable wear and tear only excepted); in broom clean condition; office/restroom area vacuumed and cleaned. On or before the Expiration Date or upon termination of this Lease on a day other than the Expiration Date, Tenant will, at its expense, remove all trade fixtures, personal property and equipment and signs from the Premises and any property not removed will be deemed to have been abandoned. Any damage caused in the removal of such items will be repaired by Tenant and at its expense. All alterations, additions, improvements and fixtures (other than trade fixtures) which have been made or installed by Landlord or Tenant upon the Premises and all floor covering so installed will remain upon and be surrendered with the Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Lease. If the Premises are not surrendered on the Expiration Date or the date of termination, Tenant will indemnify Landlord against loss or liability, claims, without limitation, made by any succeeding tenant founded on such delay. Tenant will promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rent and will inform Landlord of combinations of any locks and safes on the Premises.
18.0 HOLDING OVER:
In the event of a holding over by Tenant after expiration or termination of this Lease without the consent in writing of Landlord, Tenant will be deemed a Tenant at sufferance and will pay rent for such occupancy at the rate of one and one-half times the last-current aggregate Base Rent and Additional Rent, prorated for the entire holding over period, plus all reasonable attorney’s fees and expenses incurred by Landlord in enforcing its rights hereunder, plus any other damages occasioned by such holding over. Except as otherwise agreed, any holding over with the written consent of Landlord will constitute Tenant a month-to-month lease.
19.0 ABANDONMENT:
In the event Tenant removes its fixtures, equipment or machinery or vacates the Premises or any part thereof prior to the Expiration Date of this Lease, or discontinues or suspends the operation of its business conducted on the Premises for a period of more than one hundred twenty (120) consecutive days (except during any time when the Premises may be rendered untenable by reason of fire or other casualty), then in any such event Tenant will be deemed to have abandoned the Premises and Tenant will be in default under the terms of this Lease.
20.0 DEFAULT OF TENANT:
a.	In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after the same becomes due, or any failure to perform any other terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than ten (10) days after written notice of such failure has been given to Tenant, or if Tenant or an agent of Tenant falsifies any report required to be furnished to Landlord pursuant to the terms of this Lease, or if Tenant or any guarantor of this Lease becomes bankrupt or insolvent, or file any debtor proceedings or any person takes or has against Tenant or any guarantor of this Lease in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s or any such guarantor’s property, or if Tenant or any such guarantor’s property, or if Tenant or any such guarantor makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with its creditors, or if Tenant abandons the Premises or suffer this Lease to be taken under any writ of execution, then in any such event Tenant will be in default hereunder, and Landlord, in addition to other rights of remedies it may have, will have the immediate right of re-entry and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without being guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.
b.	Should Landlord elect to re-enter the Premises, as herein provided, or should it take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to re-let the Premises, and re-let the Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such subletting all rentals received by the Landlord from such re-letting will be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such re-letting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; third, to the payment of the rent due and unpaid hereunder, and the residue, if any will be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals received from such re-letting during any month be less than that to be paid during that month by Tenant hereunder, Tenant, upon demand, will pay any such deficiency to Landlord. No such re-entry or taking possession of the Premises by Landlord will be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such re-letting without termination, Landlord may at any time after such re-entry and re-letting elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any such breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, attorney’s fees, and costs, the unamortized portion of any leasehold improvements made by Landlord for Tenant and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts will be immediately due and payable from Tenant to Landlord.

c.	Landlord may, at its option, instead of exercising any other rights or remedies available to it in this Lease or otherwise by law, statute or equity, spend such money as is reasonably necessary to cure any default of Tenant herein and the amount so spent, and costs incurred, including attorney’s fees in curing such default, will be paid by Tenant, as additional rent, upon demand.

d.	In the event suit is brought for recovery of possession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of the Tenant to be kept or performed, and a breach is established, Tenant will pay to Landlord all reasonable expenses incurred therefor, including attorney’s fees and costs.

e.	Tenant waives any demand for possession of the Premises, and any demand for payment of rent and any notice of intent to re-enter the Premises, or of intent to terminate this Lease, other than the notices above provided in this Article, and any other notice or demand prescribed by any applicable statutes or laws.

f.	No remedy herein or elsewhere in this Lease or otherwise by law, statute or equity, conferred upon or reserved to Landlord or Tenant will be exclusive of any other remedy, but will be cumulative, and may be exercised from time to time and as often as the occasion may arise.
21.0 EMINENT DOMAIN:
In the event of any eminent domain of condemnation proceeding or private sale in lieu thereof in respect to the Building during the term thereof, the following provisions will apply:
a.	If the whole of the Premises are acquired or condemned by eminent domain for any public or quasi-public purpose, the term of this Lease will cease and terminate as of the date possession is taken in such proceedings and all rentals will be paid up to that date.

b.	If any part constituting less than the whole of the Premises is acquired or condemned as aforesaid, and in the event that such partial taking or condemnation materially affects the Premises so as to render the Premises unsuitable for the business of the Tenant, in the reasonable opinion of Landlord, then the term of this Lease will cease and terminate as of the date possession is taken by the condemning authority and rent will be paid to the date of such termination. In the event of a partial taking or condemnation of the Premises which does not materially affect the Premises so as to render the Premises unsuitable for the business of the Tenant, in the opinion of the Landlord, this Lease will continue in full force and effect with a proportionate abatement of the Base Rent and Additional Rent based on the portion, if any of the Premises taken. Landlord reserves the right, at its option, to restore the Building and the Premises to substantially the same condition as they were prior to such condemnation. In such event, Landlord will give written notice to Tenant, within thirty (30) days following the date possession is taken by the condemning authority, of Landlord’s intention to restore. Upon Landlord’s notice of election to restore, Landlord will commence restoration and will restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of condemnation or sale proceeds adjustments by Landlord; and Tenant will have no right to terminate this Lease except as herein provided. Upon completion of such restoration, the rent will be adjusted based upon the portion, if any, of the Premises restored. Notwithstanding the foregoing, in the event that twenty percent (20%) or more of the floor area of the Building or twenty percent (20%) or more of the parking areas are so taken, then Landlord and Tenant will each have the right to terminate this Lease by giving written notice thereof to the other within thirty (30) days following the date possession is taken by the condemning authority.

c.	In the event of any condemnation or taking as a foresaid, whether whole or partial, the Tenant will not be entitled to any part of the award paid for such condemnation and Landlord is to receive the full amount of such award, the Tenant hereby expressly waiving any right to claim to any part thereof.

d.	Although all damages in the event of any condemnation will belong to the Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, Tenant will have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment. However, Tenant will have no claim against Landlord or make any claim with the condemning authority for the loss of its leasehold estate, any unexpired term or loss of any possible renewal or extension of said lease or loss of any possible value of said lease, any unexpired term, renewal or extension of said lease.
22.0 RULES AND REGULATIONS:
Tenant will observe and comply with such further reasonable rules and regulations as Landlord may prescribe, on written notice to Tenant for the safety, care and cleanliness of the Building.
23.0 DAMAGE OR DESTRUCTION:
In the event of any damage or destruction to the Premises by fire or other cause during the term hereof, the following provisions will apply:
a.	If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as estimated by Landlord, will equal or exceed twenty-five percent (25%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, not later than the thirtieth (30th) day following the damage, give Tenant written notice of Landlord’s election to terminate this Lease.

b.	If the cost of restoration as estimated by Landlord will equal or exceed twenty-five percent (25%) of said replacement value of the Building and if the Premises are not suitable as a result of said damage for the purposes for which they are demised hereunder, in the reasonable opinion of Landlord, then Tenant may, no later than the thirtieth (30th) day following the damage, give Landlord a written notice of election to terminate this Lease.

c.	If the cost of restoration as estimated by Landlord amounts to less than twenty-five percent (25%) of said replacement value of the Building, or if, despite the cost, neither Landlord nor Tenant elects to terminate this Lease, Landlord will restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of insurance adjustments by Landlord; and Tenant will have no right to terminate this Lease except as herein provided. Landlord will not be responsible for restoring or repairing leasehold improvements of the Tenant.
d.	In the event of either of the elections to terminate, this Lease will be deemed to terminate on the date of the receipt of the notice of election and all rentals will be paid up to that date. Tenant will have no claim against Landlord for the value of any unexpired term of this Lease.

e.	In any case where damage to the Building materially affects the Premises so as to render them unsuitable in whole or in part for the purposes for which they are demised hereunder, then, unless such destruction was wholly or partially caused by the negligence or breach of the terms of this Lease by Tenant, its employees, contractors or licensees, a portion of the rent based upon the amount of the extent to which the Premises are rendered unsuitable will be abated until repaired or restored. If the destruction or damage was wholly or partially caused by negligence or breach of the terms of this Lease by Tenant as aforesaid and if Landlord elects to rebuild, the rent will not abate and the Tenant will remain liable for the same.
24.0 CASUALTY INSURANCE:
a.	Tenant will at all times during the term of this Lease, at its expense, maintain a policy or policies of insurance with premiums paid in advance issued by an insurance company licensed to do business in the State of Minnesota insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full replacement value. All insurance policies and renewals thereof required herein will (i) contain a loss payee and standard mortgage clause in favor of and in form acceptable to Landlord; and (ii) have an “agreed amount” endorsement or otherwise exclude co-insurance participation by the insured. Tenant will use its best efforts to cause such policy or policies to provide that thirty (30) days written notice be given to Landlord prior to cancellation thereof, and such policies will otherwise be reasonably satisfactory to Landlord in all other respects. Tenant will deliver to the Landlord’s mortgagee copies of such policies satisfactory to the mortgagee evidencing the property insurance which is required herein. If Landlord’s mortgagee should require additional insurance coverage than that required herein, Tenant will procure such insurance at its own expense. Tenant will promptly furnish copies of all renewal notices received by it. At least thirty (30) days prior to the expiration date of a required policy, Tenant will deliver to Landlord a copy of a renewal policy in form satisfactory to Landlord. Landlord may from time to time, but not more often than every three (3) years, require an insurance appraisal, reasonably satisfactory to Landlord, confirming the replacement cost of the insured property. If Tenant has a blanket insurance policy in force providing coverage for several properties of Tenant, including the subject Premises, Landlord will accept a certificate of such insurance together with a copy of such blanket insurance policy; provided the certificate sets forth the amounts of insurance and coverage, and such amounts are at least equal to the amounts required hereinabove, and otherwise complies with the requirements hereof.

b.	Tenant will not carry any stock of goods or do anything in or about the Premises which will in any way impair or invalidate the obligation of the insurer under any policy of insurance required by this Lease.

c.	Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss of damage to, or destruction of, the Premises or any portion thereof, including the buildings and other improvements situated thereon, resulting from fire, explosion or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. Likewise, Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees for loss of damage to, or destruction of, any of the improvements, fixtures, equipment, supplies, merchandise and other property, whether that of Tenant or of others in, upon or about the Premises resulting from fire, explosion or the other perils included in standard coverage insurance, whether caused by the negligence of any of said persons or otherwise. The waiver will remain in force whether or not the Tenant’s or Landlord’s insurer consents thereto.

d.	If Tenant installs any electrical equipment that overloads the power lines to the building or its wiring, Tenant will, at its own expense, make whatever changes are necessary to comply with the requirements of the insurance underwriter, insurance rating bureau and governmental authorities having jurisdiction.
25.0 COVENANTS TO HOLD HARMLESS:
Unless the liability for damage or loss is caused by the negligence of Landlord, its agents or employees, Tenant will hold harmless Landlord from any liability for damages to any person or property in or upon the Premises and the Building, including the person and property of Tenant and its employees and all persons in the Building at its or their invitation or sufferance, and from all damages resulting from Tenant’s failure to perform the covenants of this Lease. All property kept, maintained or stored on the Premises will be so kept, maintained or stored at the sole risk of Tenant. Tenant agrees to pay all sums of money in respect of any labor, service, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Premises, and not furnished on order of Landlord, which may be secured by any mechanic’s materialmen’s or other lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event, Tenant will forthwith pay and discharge said judgment. Landlord will have the right to post and maintain on the Premises, notices of non-responsibility under the laws of the State of Minnesota.
26.0 NON-LIABILITY:
Subject to the terms and conditions of this Article 26.0, Landlord will not be liable for any damage to property of Tenant or of others located on the Premises, nor for the loss or damage to any property of Tenant or of others by theft or otherwise unless directly caused by Landlord’s gross negligence or willful misconduct. Landlord will not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Premises or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or by dampness. Landlord will not be liable for any such damage caused by other persons in the Premises, occupants of adjacent property, of the buildings, or the public or caused by operations in construction of any private, public or quasi-public work. Landlord will not be liable for any latent defect in the Premises. All property of Tenant kept or stored on the Premises will be so kept or stored at the risk of Tenant only and Tenant will hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier unless directly caused by Landlord’s gross negligence or willful misconduct.
27.0 SUBORDINATION:
This Lease will be subordinated to any mortgage that may now exist or that may hereafter be placed upon the Premises and to any and all advances made there under, and to the interest upon the indebtedness evidenced by such mortgages, and to all renewals, replacements and extensions thereof. In the event of execution by Landlord after the date of this Lease of any such mortgage, renewal, replacement or extension, Tenant agrees to execute a subordination agreement with the holder thereof which agreement will provide that:
a.	Such holder will not disturb the possession and other rights of Tenant under this Lease so long as Tenant is not currently in default hereunder.

b.	In the event of acquisition of title to the Premises by such holder, such holder will accept the Tenant as Tenant of the Premises under the terms and conditions of this Lease and will perform all the obligations of Landlord hereunder, and

c.	The Tenant will recognize such holder as Landlord hereunder
Tenant will, upon receipt of a request from Landlord therefore, execute and deliver within fifteen (15) business days to Landlord or to any proposed holder of a mortgage or trust deed or to any proposed purchaser of the Premises an Estoppel Letter.
28.0 ATTORNMENT:
In the event of a sale or assignment of Landlord’s interest, in the Building in which the Premises are located, or this Lease, or if the Building comes into custody or possession of a mortgagee or any other party whether because of a mortgage foreclosure, or otherwise, Tenant will attorn to such assignee or other party and recognize such party as Landlord hereunder; provided, however, Tenant’s peaceable possession will not be disturbed so long as Tenant faithfully performs its obligations under this Lease. Tenant will execute, on demand, any attornment agreement required by any such party to be executed, containing such provisions as such party may require. Landlord will have no further obligations under this Lease after any such assignment.

29.0 NOVATION IN THE EVENT OF SALE:
In the event of the sale of the Premises, Landlord will be and hereby is relieved of all of the covenants and obligations created hereby accruing from and after the date of sale, and such sale will result automatically in the purchaser assuming and agreeing to carry out all the covenants and obligations of Landlord herein. Notwithstanding the foregoing provisions of this Article 29.0, Landlord, in the event of a sale of the Premises, will cause to be included in the agreement of sale and purchase a covenant whereby the purchaser of the Premises assumes and agrees to carry out all of the covenants and obligations of Landlord herein.
The Tenant agrees at any time and from time to time upon not less than fifteen (15) business days prior written request by the Landlord to execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications, and the dates to which the basic rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Premises.
30.0 QUIET ENJOYMENT:
Landlord warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and that Tenant, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenants and agreements on Tenant’s part to be observed and performed under this Lease, may peaceably and quietly enjoy the Premises for the business uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease.
31.0 RECORDING:
Tenant will not record this Lease without the written consent of Landlord. However, upon the request of either party hereto, the other party will join in the execution of the Memorandum lease for the purposes of recordation. Said Memorandum lease will describe the parties, the Premises and the term of the Lease and will incorporate this Lease by reference. This Article 31.0 will not be construed to limit Landlord’s right to file this Lease.
32.0 CONSENTS BY LANDLORD:
Whenever provision is made under this Lease for Tenant securing the consent or approval by Landlord, such consent or approval must only be in writing.
33.0 INTENT OF PARTIES:
Except as otherwise provided herein, the Tenant covenants and agrees that if it at any time fails to pay any cost or expense required to be paid by it, or fail to take out, pay for, maintain or deliver any of the insurance policies above required, or fails to make any other payment or perform any other act on its part to be made or performed as in this Lease provided, then the Landlord may, but will not be obligated so to do, and without notice to or demand upon the Tenant and without waiving or releasing the Tenant from any obligations of the Tenant in this Lease contained, pay any such cost or expense, effect any such insurance coverage and pay premiums therefore, and may make any other payment or perform any other act on the part of the Tenant to be made and performed as in this Lease provided, in such manner and to such extent as the Landlord may deem desirable, and in exercising any such right, to also pay all necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorney’s fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by the Landlord, together with interest thereon at the rate of fourteen percent (14%) per annum from the date of making such expenditures, by Landlord, will be deemed additional rent hereunder, and will be payable to Landlord on demand. Tenant covenants to pay any such sum or sums with interest as aforesaid and the Landlord will have the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent payable under this Lease.
34.0 TENANT’S COMPLIANCE WITH PATRIOT ACT
Tenant covenants with Landlord that Tenant will at all times comply with the USA Patriot Act, as the same may be amended from time to time (the “Patriot Act”). Tenant represents to Landlord that Tenant is currently in compliance in every respect with the Patriot Act. Tenant covenants with Landlord that Tenant will not, at any time enter into any type of transaction with a party who is on the United States Treasury Department’s Office of Foreign Assets Control (the “OFAC”) list of designated nationals and blocked persons (the “OFAC List”) and that Tenant will at all times comply with the requirements of the OFAC and the OFAC List, as the same may be amended from time to time. In the event Tenant discovers that a party to a transaction is listed on the OFAC List, Tenant will comply with all requirements of the OFAC and will notify Landlord immediately. Tenant represents to Landlord that Tenant is not currently on the OFAC List and is currently in compliance with the OFAC requirements and that Tenant is not currently involved in any transactions with a party on the OFAC List.
35.0 GENERAL:
a.	This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between the parties hereto being that of Landlord and Tenant.

b.	No waiver of any default of Tenant hereunder will be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver will affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord will not then be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Landlord of any act by Tenant requiring Landlord’s consent or approval will not waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant. No action required or permitted to be taken by or on behalf of Landlord under the terms or provisions of this Lease will be deemed to constitute an eviction or disturbance of Tenant’s possession of the Premises. All preliminary negotiations are merged into and incorporated in this Lease. The laws of the State of Minnesota will govern the validity, performance and enforcement of this Lease.

c.	This Lease and the exhibits, if any, attached hereto and forming a part hereof, constitute the entire agreement between Landlord and Tenant affecting the Premises and there are no other agreements, either oral or written, between them other than herein set forth. No subsequent alteration, amendment, change or addition to this Lease will be binding upon Landlord or Tenant unless reduced to writing and executed in the same form and manner in which this Lease is executed.

d.	If any agreement, covenant or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such agreement, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each agreement, covenant or condition of this Lease will be valid and be enforced to the fullest extent permitted by law.

e.	The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent or any provision thereof.

f.	Submission of this instrument to Tenant or proposed Tenant or his agents or attorneys for examination, review, consideration or signature does not constitute or imply an offer to lease, reservation of space, or option to lease, and this instrument will have no binding legal effect until execution hereof by both Landlord/Owner and Tenant or its agents.
[Signatures begin on the next page]

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this lease in form and manner sufficient to bind them at law, as of the day and year first above written.

LANDLORD:	TENANT:

/s/ Gary T. Mulcahy Sr.	/s/ Douglas L. Hemer

(Signature)	(Signature)

February 26, 2006	February 26, 2006

Date	Date

Gary T. Mulcahy Sr.	Douglas L. Hemer

Name (print)	Name (print)

President	Chief Administrative Officer

Title	Title
Attached Exhibits:
Exhibit A – Legal Description
Exhibit B- Site Plan
Exhibit C- Tenant Improvements